Exhibit 99.1

NEWS RELEASE

For Release on June 06, 2015	Contact: Steven D. Lance
4:03 PM (ET)	Vice President of Finance/Chief Financial Officer
slance@gigatronics.com
(925) 302-1056

Giga-tronics receives $3.3 Million Order for Advanced Signal Generator Products

SAN RAMON, Calif. — June 06, 2016 -- Giga-tronics Incorporated announced today that it has received a $3.3 million order from the United States Navy based upon its Real-Time Threat Emulation System (Real-Time TEmS) which is a combination of its new Advanced Signal Generator Hardware Platform, along with software developed and licensed to the Company from a major aerospace and defense company. The complete order includes engineering services to integrate the Real-Time TEmS product with additional third party hardware and software for the customer. The Company expects to fulfill the order in the second half of the current fiscal year.

John Regazzi, President and CEO of Giga-tronics, said “This order is a major milestone in our effort to make the Real-Time TEmS product a Commercial Off the Shelf solution for advanced threat environment simulation, that is both ready as a turnkey bench solution or a scalable alternative for larger projects. The order also demonstrates the value of the software partnership we announced back in December 2015”

Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol "GIGA".  Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.

 This press release contains forward-looking statements concerning operating results, future orders, and sales of new products, shippable backlog within a year, long term growth, shipments, product line sales, and customer acceptance of new products. Actual results may differ significantly due to risks and uncertainties, such as: delays in customer orders for the new Advanced Signal Generation System and our ability to manufacture it; receipt or timing of future orders, cancellations or deferrals of existing or future orders; our need for additional financing; the volatility in the market price of our common stock; and general market conditions.  For further discussion, see Giga-tronics' most recent annual report on Form 10-K for the fiscal year ended March 28, 2015 Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations."

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